Exhibit 99.1

NEWS
For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR TO ACQUIRE AVBORNE HEAVY MAINTENANCE, INC.

WOOD DALE, ILLINOIS (February 26, 2008) — AAR (NYSE: AIR) today announced that it has signed an agreement to acquire Avborne Heavy Maintenance, Inc. (Avborne) and a related entity from AHM Holding, Corp.

Avborne is an independent provider of aircraft heavy maintenance checks, modifications, installations and painting services to commercial airlines, international cargo carriers and major aircraft leasing companies. Founded in 1985, Avborne performs heavy maintenance on both Airbus and Boeing aircraft at its 226,000 square-foot hangar, located at Miami International Airport. The Avborne facility is capable of accommodating up to three wide-body aircraft or nine narrow-body aircraft, simultaneously.

The Company expects the acquisition will be completed during the fourth quarter of its fiscal year 2008, subject to customary closing conditions. The newly acquired business will operate as part of AAR’s Maintenance, Repair and Overhaul (MRO) segment.

AAR currently operates MRO facilities in Indianapolis, Indiana, Oklahoma City, Oklahoma and Hot Springs, Arkansas and was ranked among the top 10 MROs in the world according to a 2007 study conducted by Aviation Week’s Overhaul and Maintenance magazine.

AAR is a leading provider of products and value-added services to the worldwide aviation and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2007 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101